EXHIBIT 10.3

ATARA BIOTHERAPEUTICS, INC.
2018 INDUCEMENT PLAN

OPTION AGREEMENT
(NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement (this “Option Agreement”), Atara Biotherapeutics, Inc. (the “Company”) has granted you an option to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice (your “option”). Your option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”).  Your option is granted as a material inducement to you entering into employment with the Company (within the meaning of NASDAQ Listing Rule 5635(c)(4)).  If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control.  Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.VESTING.  Subject to the provisions contained herein, your option will vest as provided in your Grant Notice.  Vesting will cease upon the termination of your Continuous Service.

2.NUMBER OF SHARES AND EXERCISE PRICE.  The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

3.EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES.  If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months.  Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4.EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”).  If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates “Early Exercise Permitted”) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the unvested portion of your option; provided, however, that:

(a)a partial exercise of your option will be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

(b)any shares of Common Stock so purchased from installments that have not vested as of the date of exercise will be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement; and

(c)you will enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred.

5.METHOD OF PAYMENT.  You must pay the full amount of the exercise price for the shares you wish to exercise.  You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.  This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b)Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.  You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)Subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.  You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment.  Shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.

6.WHOLE SHARES.  You may exercise your option only for whole shares of Common Stock.

7.SECURITIES LAW COMPLIANCE.  In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act.  The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

8.TERM.  You may not exercise your option before the Date of Grant or after the expiration of your option’s term.  The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)immediately upon the termination of your Continuous Service for Cause;

(b)three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 9(d) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, if during any part of such three (3) month period, the sale of any Common Stock received upon exercise of your option would violate the Company’s insider trading policy, then your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service during which the sale of the Common Stock received upon exercise of your option would not be in violation of the Company’s insider trading policy.  Notwithstanding the foregoing, if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;

(c)twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 9(d)) below;

(d)eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e)the Expiration Date indicated in your Grant Notice; or

(f)the day before the tenth (10th) anniversary of the Date of Grant.

9.EXERCISE.

(a)You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

10.TRANSFERABILITY.  Except as otherwise provided in this Section 11, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)Certain Trusts.  Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while your option is held in the trust.  You and the trustee must enter into transfer and other agreements required by the Company.

(b)Domestic Relations Orders.  Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer.  You are encouraged to discuss the proposed terms of any division of your option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

(c)Beneficiary Designation.  Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise your option and receive the Common Stock or other consideration resulting from such exercise.  In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise your option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

11.OPTION NOT A SERVICE CONTRACT.  Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

12.WITHHOLDING OBLIGATIONS.

(a)At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)Upon your request and subject to compliance with any applicable legal conditions or restrictions, the Company shall withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise (regardless of any potential application of Section 83(c)(3) of the Code), not in excess of the minimum amount of tax required to be withheld by law (or maximum of such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes).  If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option (other than pursuant to Section 83(c)(3) of the Code), share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option.  Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise.  Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.  Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

13.TAX CONSEQUENCES.  You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities.  You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation.  In particular, you acknowledge that your option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with your option.

14.NOTICES.  Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and your option by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting your option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.GOVERNING PLAN DOCUMENT.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control.  In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

16.EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of your option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

17.VOTING RIGHTS.  You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to your option until such shares are issued to you.  Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company.  Nothing contained in your option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

18.SEVERABILITY.  If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

19.MISCELLANEOUS.

(a)The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c)You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

(d)This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

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This Option Agreement will be deemed to be signed by you upon the signing by you of the Grant Notice to which it is attached.